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                                   Exhibit 11

              Statement Regarding Computation of Earnings Per Share



The computation of net earnings per common share on a basic and diluted basis is included in footnote (12) of the consolidated financial statements of State Auto Financial Corporation and Subsidiaries for the years ended December 31, 1998, 1997 and 1996, included herein at Part II, Item 8.